Exhibit 5.1

212-373-3000

212-757-3990

March 7, 2017

Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

Registration Statement on Form S-3ASR (File No. 211225)

Ladies and Gentlemen:

We have acted as special counsel to Apollo Global Management, LLC, a Delaware limited liability company (the “Company”) in connection with the Registration Statement on Form S-3ASR (File No. 211225) (the “Registration Statement”), which became effective on May 9, 2016. You have asked us to furnish our opinion as to the legality of 11,000,000 of the Company’s 6.375% Series A Preferred Shares (the “Preferred Shares”), which are registered under the Registration Statement and which are being sold today pursuant to an Underwriting Agreement dated February 28, 2017 (the “Underwriting Agreement”), by and among representatives signatories thereto, as

Apollo Global Management, LLC	2

representatives of the underwriters named on Schedule I thereto (the “Underwriters”), AGM Management, LLC, a Delaware limited liability company (the “Manager”) and the Company.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.    the Registration Statement;

2.    the preliminary prospectus supplement dated February 28, 2017;

3.     the pricing term sheet dated February 28, 2017 set forth on Schedule III to the Underwriting Agreement;

4.    the final prospectus supplement dated February 28, 2017 (the “Final Prospectus”);

5.     the Underwriting Agreement; and

6.    the form of Preferred Shares to be issued on the date of this letter.

In addition, we have examined (i) such limited liability company records of the Company as we have considered appropriate, including a copy of the certificate of formation and the second amended and restated limited liability company agreement of the Company certified by the Company as in effect on the date hereof and copies of resolutions of the Manager, relating to the issuance of the Preferred Shares certified by the Company; and (ii) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon oral and written statements of officers and representatives of the Company, the representations and warranties of the Company made in the Underwriting Agreement as to factual matters and upon certificates of public officials and the officers of the Company.

Apollo Global Management, LLC	3

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Preferred Shares have been duly authorized by all necessary limited liability company action on the part of the Company and, when issued, delivered and paid for as contemplated in the Final Prospectus and in accordance with the terms of the Underwriting Agreement, the Preferred Shares will be validly issued and fully paid and holders of the Preferred Shares will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Preferred Shares.

The opinions expressed above are limited to the laws of the State of New York, the Delaware Limited Liability Company Act and the federal laws of the United States of America. Our opinions are rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

Apollo Global Management, LLC	4

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the base prospectus included in the Registration Statement and in the Final Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP